News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G ANNOUNCES FISCAL YEAR 2019 FIRST QUARTER RESULTS
Net Sales in-line vs. YA; Organic Sales +4%; Diluted Net EPS $1.22, +15%; Core EPS $1.12, +3%;
Currency-Neutral Core EPS +11%; Maintains Organic Sales and Core EPS Guidance
CINCINNATI, October 19, 2018 - The Procter & Gamble Company (NYSE:PG) reported first quarter fiscal year 2019 net sales of $16.7 billion, in-line with the year-ago level. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent. Diluted net earnings per share were $1.22, an increase of 15% versus the prior year. Core earnings per share increased three percent to $1.12. Currency-neutral core EPS increased 11% versus the prior year.

Operating cash flow was $3.6 billion for the quarter. Adjusted free cash flow productivity was 95%. The Company returned $3.1 billion of cash to shareholders via $1.9 billion of dividend payments and nearly $1.3 billion of common stock repurchases.

“We generated strong consumption, organic volume and organic sales in the first quarter. This keeps us on track to deliver our top- and bottom-line targets for the fiscal year,” said David Taylor, Chairman, President and Chief Executive Officer. “Our focus on superiority, productivity and improving P&G’s organization and culture is driving improved results.”

July - September Quarter Discussion
Net sales in the first quarter of fiscal year 2019 were $16.7 billion, in-line with the prior year. Unfavorable foreign exchange was a three percent hurt to sales for the quarter. Excluding the impacts of foreign exchange, acquisitions and divestitures, organic sales increased four percent driven by a three percent increase in shipment volume. Positive mix impact was a one percent help to organic sales due to the disproportionate organic growth of the Skin and Personal Care and Personal Health Care categories and strong growth in the United States. Pricing was neutral to the quarter.

July - September 2018	Volume	Foreign Exchange	Price	Mix	Other (2)	Net Sales	Organic Volume	Organic Sales
Net Sales Drivers (1)
Beauty	3%	(3)%	2%	3%	—%	5%	3%	7%
Grooming	5%	(4)%	1%	(2)%	(1)%	(1)%	5%	4%
Health Care	1%	(2)%	—%	(1)%	(1)%	(3)%	4%	4%
Fabric & Home Care	4%	(2)%	(1)%	1%	—%	2%	5%	5%
Baby, Feminine & Family Care	1%	(2)%	(1)%	—%	(1)%	(3)%	1%	(1)%
Total P&G	3%	(3)%	—%	1%	(1)%	—%	3%	4%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

•
Beauty segment organic sales increased seven percent versus year ago. Skin and Personal Care organic sales increased double digits due to premium innovation, increased marketing investments and positive product mix from the disproportionate growth of the super-premium SK-II brand and Olay Skin Care, which each grew strong double-digits. Personal Care products, including Safeguard, Old Spice, Olay and Secret, delivered mid-single-digit growth. Hair Care organic sales increased low single digits due to increased pricing, innovation and improved retail executions.

•
Grooming segment organic sales increased four percent. Shave Care organic sales increased mid-single digits driven by improved consumer value, product innovation, investments in its direct-to-consumer programs and increased pricing in certain markets, partially offset by negative mix. Appliances organic sales increased low single digits due to improved merchandising programs and underlying market growth.

•
Health Care segment organic sales increased four percent. Oral Care organic sales increased low single digits due to innovation and increased merchandising investments. Personal Health Care organic sales increased double digits due to innovation, increased merchandising investments and price increases. Vicks organic sales grew strong double-digits. All-in sales declined due to the dissolution of the PGT Healthcare partnership.

•
Fabric and Home Care segment organic sales increased five percent for the quarter. Fabric Care organic sales increased mid-single digits driven by innovation and strengthened merchandising programs. Home Care organic sales increased mid-single digits driven by innovation and improved retail executions.

•
Baby, Feminine and Family Care segment organic sales decreased one percent versus year ago. Baby Care organic sales decreased mid-single digits as growth of premium-tier innovations were more than offset by declines on mid- and value-tier products and pricing investments to improve consumer value, primarily on the Luvs brand in the U.S. Feminine Care organic sales increased mid-single digits driven by innovation and positive product mix, due to the disproportionate growth of premium pad and adult incontinence products. Family Care organic sales increased mid-single digits due to innovation, increased distribution, and strengthened merchandising programs.

Diluted net earnings per share were $1.22, an increase of 15% versus the prior year, primarily due to a gain on the dissolution of our PGT Healthcare partnership. Core earnings per share were $1.12, an increase of three percent versus the prior year, as benefits from a lower tax rate due to implementation of the U.S. Tax Act was partially offset by a reduction in operating margin, driven largely by negative currency impacts and lower non-operating income. Currency-neutral core earnings per share increased 11% for the quarter.

Reported gross margin decreased 110 basis points, including approximately 30 basis points benefit from lower non-core restructuring charges versus the prior year. Core gross margin decreased 150 basis points, including 60 basis points of negative foreign exchange impacts. On a currency-neutral basis, core gross margin decreased 90 basis points, as 170 basis points of productivity savings were more than offset by 100 basis points of commodity cost increases and 160 basis points of unfavorable product mix, innovation and capacity start-up investments and other impacts.

Selling, general and administrative expense (SG&A) as a percentage of sales decreased 50 basis points on a reported basis versus the prior year, including approximately 20 basis points impact from a year-on-year increase in non-core restructuring charges. Core SG&A as a percentage of sales decreased 80 basis points versus the prior year, including 70 basis points of negative foreign exchange impacts. On a currency-neutral basis, core SG&A as a percentage of sales decreased 150 basis points driven primarily by 80 basis points of net savings from overhead, media, agency fee and advertising production cost productivity and 70 basis points of sales leverage.

Operating profit margin decreased 60 basis points versus the base period on a reported basis including approximately 10 basis points help from lower non-core restructuring charges. Core operating margin decreased 80 basis points including 130 basis points of negative foreign exchange impacts. On a currency-neutral basis, Core operating margin increased 50 basis points including total productivity cost savings of 250 basis points for the quarter.

Fiscal Year 2019 Guidance
P&G said it is maintaining its guidance for organic sales growth in the range of two to three percent for fiscal 2019. The Company now estimates fiscal 2019 all-in sales growth in the range of down two percent to in-line versus the prior fiscal year, which includes a headwind of three to four percentage points to sales growth from foreign exchange. The net effect of acquisitions and divestitures should have a modest positive impact on all-in sales growth.

The Company also maintained its expectation for core earnings per share growth of three to eight percent versus fiscal 2018 Core EPS of $4.22. This outlook includes an estimated $1.3 billion headwind from foreign exchange and higher commodity costs. On a currency-neutral basis, this guidance translates to Core EPS growth of eleven to sixteen percent. On an all-in GAAP basis, diluted net earnings per share are expected to increase seventeen to twenty-four percent versus the prior year.

The Company expects adjusted free cash flow productivity of 90% or better for fiscal 2019. P&G expects to pay over $7 billion in dividends and repurchase up to $5 billion of common shares.

Forward-Looking Statements

Certain statements in this release or presentation, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.

Risks and uncertainties to which our forward-looking statements are subject include, without limitation: (1) the ability to successfully manage global financial risks, including foreign currency fluctuations, currency exchange or pricing controls and localized volatility; (2) the ability to successfully manage local, regional or global economic volatility, including reduced market growth rates, and to generate sufficient income and cash flow to allow the Company to affect the expected share repurchases and dividend payments; (3) the ability to manage disruptions in credit markets or changes to our credit rating; (4) the ability to maintain key manufacturing and supply arrangements (including execution of supply chain optimizations and sole supplier and sole manufacturing plant arrangements) and to manage disruption of business due to factors outside of our control, such as natural disasters and acts of war or terrorism; (5) the ability to successfully manage cost fluctuations and pressures, including prices of commodities and raw materials, and costs of labor, transportation, energy, pension and healthcare; (6) the ability to stay on the leading edge of innovation, obtain necessary intellectual property protections and successfully respond to changing consumer habits and technological advances attained by, and patents granted to, competitors; (7) the ability to compete with our local and global competitors in new and existing sales channels, including by successfully responding to competitive factors such as prices, promotional incentives and trade terms for products; (8) the ability to manage and maintain key customer relationships; (9) the ability to protect our reputation and brand equity by successfully managing real or perceived issues, including concerns about safety, quality, ingredients, efficacy or similar matters that may arise; (10) the ability to successfully manage the financial, legal, reputational and operational risk associated with third-party relationships, such as our suppliers, distributors, contractors and external business partners; (11) the ability to rely on and maintain key company and third party information technology systems, networks and services, and maintain the security and functionality of such systems, networks and services and the data contained therein; (12) the ability to successfully manage uncertainties related to changing political conditions (including the United Kingdom’s decision to leave the European Union) and potential implications such as exchange rate fluctuations and market contraction; (13) the ability to successfully manage regulatory and legal requirements and matters (including, without limitation, those laws and regulations involving product liability, intellectual property, antitrust, data protection, tax, environmental, and accounting and financial reporting) and to resolve pending matters within current estimates; (14) the ability to manage changes in applicable tax laws and regulations including maintaining our intended tax treatment of divestiture transactions; (15) the ability to successfully manage our ongoing acquisition, divestiture and joint venture activities, in each case to achieve the Company’s overall business strategy and financial objectives, without impacting the delivery of base business objectives; and (16) the ability to successfully achieve productivity improvements and cost savings and manage ongoing organizational changes, while successfully identifying, developing and retaining key employees, including in key growth markets where the availability of skilled or experienced employees may be limited. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to our most recent 10-K, 10-Q and 8-K reports.

About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.
#    #    #
P&G Media Contacts:
Damon Jones, 513.983.0190
Jennifer Corso, 513.983.2570
P&G Investor Relations Contact:
John Chevalier, 513.983.9974

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
(Amounts in Millions Except Per Share Amounts)
Consolidated Earnings Information
	Three Months Ended September 30
	2018	2017	% Chg
NET SALES	$16,690	$16,653	—%
Cost of products sold	8,484	8,269	3%
GROSS PROFIT	8,206	8,384	(2)%
Selling, general and administrative expense	4,652	4,736	(2)%
OPERATING INCOME	3,554	3,648	(3)%
Interest expense	129	115	12%
Interest income	53	49	8%
Other non-operating income, net	462	169	173%
EARNINGS BEFORE INCOME TAXES	3,940	3,751	5%
Income taxes	729	881	(17)%
NET EARNINGS	3,211	2,870	12%
Less: Net earnings attributable to noncontrolling interests	12	17	(29)%
NET EARNINGS ATTRIBUTABLE TO PROCTER & GAMBLE	$3,199	$2,853	12%

EFFECTIVE TAX RATE	18.5%	23.5%

NET EARNINGS PER SHARE (1)
Basic	$1.26	$1.09	16%
Diluted	$1.22	$1.06	15%

DIVIDENDS PER COMMON SHARE	$0.7172	$0.6896
Diluted Weighted Average Common Shares Outstanding	2,612.1	2,690.6

COMPARISONS AS A % OF NET SALES			Basis Pt Chg
Gross margin	49.2%	50.3%	(110)
Selling, general and administrative expense	27.9%	28.4%	(50)
Operating margin	21.3%	21.9%	(60)
Earnings before income taxes	23.6%	22.5%	110
Net earnings	19.2%	17.2%	200
Net earnings attributable to Procter & Gamble	19.2%	17.1%	210

(1)	Basic net earnings per share and Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions) Consolidated Earnings Information
	Three Months Ended September 30, 2018
	Net Sales	% Change Versus Year Ago	Earnings Before Income Taxes	% Change Versus Year Ago	Net Earnings	% Change Versus Year Ago
Beauty	$3,289	5%	$947	13%	$759	20%
Grooming	1,562	(1)%	417	1%	340	3%
Health Care	1,845	(3)%	440	(3)%	332	9%
Fabric & Home Care	5,488	2%	1,144	(3)%	877	14%
Baby, Feminine & Family Care	4,390	(3)%	902	(6)%	692	10%
Corporate	116	7%	90	N/A	211	N/A
Total Company	$16,690	—%	$3,940	5%	$3,211	12%

	Three Months Ended September 30, 2018
	(Percent Change vs. Year Ago) (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	3%	3%	(3)%	2%	3%	—%	5%
Grooming	5%	5%	(4)%	1%	(2)%	(1)%	(1)%
Health Care	1%	4%	(2)%	—%	(1)%	(1)%	(3)%
Fabric & Home Care	4%	5%	(2)%	(1)%	1%	—%	2%
Baby, Feminine & Family Care	1%	1%	(2)%	(1)%	—%	(1)%	(3)%
Total Company	3%	3%	(3)%	—%	1%	(1)%	—%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)
Other includes the sales mix impact from acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile volume to net sales.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Consolidated Statements of Cash Flows
	Three Months Ended September 30
Amounts in millions	2018	2017
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF PERIOD	$2,569	$5,569
OPERATING ACTIVITIES
Net earnings	3,211	2,870
Depreciation and amortization	643	692
Share-based compensation expense	102	84
Deferred income taxes	34	426
Gain on sale of assets	(361)	(81)
Changes in:
Accounts receivable	(475)	(304)
Inventories	(494)	(357)
Accounts payable, accrued and other liabilities	933	235
Other operating assets and liabilities	(84)	(30)
Other	58	96
TOTAL OPERATING ACTIVITIES	3,567	3,631
INVESTING ACTIVITIES
Capital expenditures	(1,080)	(1,132)
Proceeds from asset sales	9	120
Acquisitions, net of cash acquired	(237)	—
Purchases of short-term investments	(158)	(1,942)
Proceeds from sales and maturities of short-term investments	649	388
Change in other investments	(48)	32
TOTAL INVESTING ACTIVITIES	(865)	(2,534)
FINANCING ACTIVITIES
Dividends to shareholders	(1,853)	(1,823)
Change in short-term debt	24	48
Additions to long-term debt	—	2,124
Reductions of long-term debt	—	(151)
Treasury stock purchases	(1,252)	(2,502)
Impact of stock options and other	425	580
TOTAL FINANCING ACTIVITIES	(2,656)	(1,724)
EFFECT OF EXCHANGE RATE CHANGES ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(70)	82
CHANGE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(24)	(545)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF PERIOD	$2,545	$5,024

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Condensed Consolidated Balance Sheets
	September 30, 2018	June 30, 2018
Cash and cash equivalents	$2,545	$2,569
Available-for-sale investment securities	8,708	9,281
Accounts receivable	5,035	4,686
Inventories	5,182	4,738
Prepaid expenses and other current assets	1,876	2,046
TOTAL CURRENT ASSETS	23,346	23,320
Property, plant and equipment, net	20,590	20,600
Goodwill	45,225	45,175
Trademarks and other intangible assets, net	23,919	23,902
Other noncurrent assets	5,360	5,313
TOTAL ASSETS	$118,440	$118,310

Accounts payable	$10,243	$10,344
Accrued and other liabilities	8,469	7,470
Debt due within one year	10,508	10,423
TOTAL CURRENT LIABILITIES	29,220	28,237
Long-term debt	20,779	20,863
Deferred income taxes	6,179	6,163
Other noncurrent liabilities	9,758	10,164
TOTAL LIABILITIES	65,936	65,427
TOTAL SHAREHOLDERS' EQUITY	52,504	52,883
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$118,440	$118,310

The Procter & Gamble Company
Exhibit 1: Non-GAAP Measures
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures used in Procter & Gamble's October 19, 2018 earnings release and the reconciliation to the most closely related GAAP measure. We believe that these measures provide useful perspective on underlying business results and trends (i.e., trends excluding non-recurring or unusual items) and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted.
The Core earnings measures included in the following reconciliation tables refer to the equivalent GAAP measures adjusted as applicable for the following items:
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that included incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.
Gain on Dissolution of PGT Healthcare Partnership: The Company finalized the dissolution of our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceuticals Industries, Ltd. (Teva) in the OTC consumer healthcare business, in the quarter ended September 30, 2018. The transaction was accounted for as a sale of the Teva portion of the PGT business; the Company recognized an after-tax gain on the dissolution of $353 million.

We do not view the above items to be part of our sustainable results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.

Organic sales growth: Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and foreign exchange from year-over-year comparisons. The impact of the adoption of the new accounting standard for Revenue from Contracts with Customers is driven by the prospective reclassification of certain customer spending from marketing (SG&A) expense to a reduction of Net sales. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis. This measure is used in assessing achievement of management goals for at-risk compensation.
Core operating profit margin: Core operating profit margin is a measure of the Company's operating margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core gross margin: Core gross margin is a measure of the Company's gross margin adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core selling, general and administrative (SG&A) expense as a percentage of net sales: Core SG&A expense as a percentage of net sales is a measure of the Company's selling, general and administrative expenses adjusted for items as indicated. Management believes this non-GAAP measure provides a supplemental perspective to the Company’s operating efficiency over time.
Core effective tax rate: Core effective tax rate is a measure of the Company's effective tax rate adjusted for items as indicated.
Core EPS and currency-neutral Core EPS: Core earnings per share, or Core EPS, is a measure of the Company's diluted net earnings per share adjusted as indicated. Currency-neutral Core EPS is a measure of the Company's Core EPS excluding the incremental current year impact of foreign exchange. Management views these non-GAAP measures as useful supplemental measures of Company performance over time. These measures are also used when evaluating senior management in determining their at-risk compensation.

Adjusted free cash flow: Adjusted free cash flow is defined as operating cash flow less capital spending and excluding payments for the transitional tax resulting from the comprehensive U.S. legislation commonly referred to as the Tax Cuts and Jobs Act in December 2017 (the U.S. Tax Act). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. Management views adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investments.
Adjusted free cash flow productivity: Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the gain on dissolution of the PGT Healthcare partnership, which is non-recurring and not considered indicative of underlying cash flow performance. Management views adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, allocating financial resources and for budget planning purposes. This measure is also used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended September 30, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	GAIN ON DISSOLUTION OF PGT PARTNERSHIP	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,484	$(46)	$—	$—	$8,438
GROSS PROFIT	8,206	46	—	—	8,252
GROSS MARGIN	49.2%	0.3%	—%	(0.1)%	49.4%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,652	(28)	—	1	4,625
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	27.9%	(0.2)%	—%	—%	27.7%
OPERATING INCOME	3,554	74	—	(1)	3,627
OPERATING PROFIT MARGIN	21.3%	0.4%	—%	—%	21.7%
INCOME TAX	729	6	(2)	1	734
NET EARNINGS ATTRIBUTABLE TO P&G	3,199	69	(353)	—	2,915
EFFECTIVE TAX RATE	18.5%	(0.2)%	1.7%	—%	20.0%
					Core EPS
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.22	$0.03	$(0.14)	$0.01	$1.12
	CURRENCY IMPACT TO CORE EARNINGS				0.09
	CURRENCY-NEUTRAL CORE EPS				$1.21
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	2,612.1
COMMON SHARES OUTSTANDING - SEPTEMBER 30, 2018	2,491.4

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE GROSS MARGIN	(150)	BPS
CORE SELLING GENERAL & ADMINISTRATIVE EXPENSE AS A % OF NET SALES	(80)	BPS
CORE OPERATING PROFIT MARGIN	(80)	BPS
CORE EFFECTIVE TAX RATE	(340)	BPS
CORE EPS	3%
CURRENCY-NEUTRAL CORE EPS	11%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Three Months Ended September 30, 2017
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$8,269	$(100)	$—	$8,169
GROSS PROFIT	8,384	100	—	8,484
GROSS MARGIN	50.3%	0.6%	—%	50.9%
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE	4,736	7	—	4,743
SELLING, GENERAL AND ADMINISTRATIVE EXPENSE AS A % OF NET SALES	28.4%	—%	0.1%	28.5%
OPERATING INCOME	3,648	93	—	3,741
OPERATING PROFIT MARGIN	21.9%	0.6%	—%	22.5%
INCOME TAX	881	20	—	901
NET EARNINGS ATTRIBUTABLE TO P&G	2,853	75	—	2,928
EFFECTIVE TAX RATE	23.5%	(0.1)%	—%	23.4%
				Core EPS:
DILUTED NET EARNINGS PER COMMON SHARE (1)	$1.06	$0.03	$—	$1.09
DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING

(1)	Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

Organic sales growth:

July - September 2018	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	5%	3%	(1)%	7%
Grooming	(1)%	4%	1%	4%
Health Care	(3)%	2%	5%	4%
Fabric & Home Care	2%	2%	1%	5%
Baby, Feminine & Family Care	(3)%	2%	—%	(1)%
Total P&G	—%	3%	1%	4%

Total P&G	Net Sales Growth	Combined Foreign Exchange & Acquisition/Divestiture Impact/Other (1)	Organic Sales Growth
FY 2019 (Estimate)	(2)% to 0%	4% to 3%	+2% to +3%

(1)
Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact from the July 1, 2018 adoption of new accounting standards for "Revenue from Contracts with Customers" and rounding impacts necessary to reconcile net sales to organic sales.

Core EPS:

Total P&G	Diluted EPS Growth	Impact of Incremental Non-Core Items (1)	Core EPS Growth
FY 2019 (Estimate)	+17% to +24%	(14)% to (16)%	+3% to +8%

(1)
Includes the gain on the dissolution of the PGT Healthcare partnership in 2019 and the impact of U.S. Tax Act and loss on early extinguishment of debt in 2018 and year-over-year changes in incremental non-core restructuring charges.

Total P&G	Core EPS Growth	Currency impact to Core EPS	Currency-Neutral Core EPS Growth
FY 2019 (Estimate)	+3% to +8%	+8%	+11% to +16%
Adjusted free cash flow (dollar amounts in millions):

Three Months Ended September 30, 2018
Operating Cash Flow	Capital Spending	U.S. Tax Act Payments	Adjusted Free Cash Flow
$3,567	$(1,080)	$235	$2,722
Adjusted free cash flow productivity (dollar amounts in millions):

Three Months Ended September 30, 2018
Adjusted Free Cash Flow	Net Earnings	Gain on Dissolution of PGT Partnership	Adjusted Net Earnings	Adjusted Free Cash Flow Productivity
$2,722	$3,211	$(353)	$2,858	95%